UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

Sundance Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO 80265	(303) 543-5700
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 16, 2020, Sundance Energy Inc. (the “Company”), filed a Form 12b-25 providing for a 15 calendar day extension of its required filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) in order for the Company to have additional time to ensure the accuracy of its 2019 financial information, and to complete the required discussion and analysis of the Company’s business, due to the existing economic environment, including circumstances related to the novel coronavirus (“COVID-19”) global outbreak.

The Company’s employees and professional advisors have been working diligently to file the Annual Report no later than the extended deadline of March 31, 2020 (the “Extended Deadline”). However, the unprecedented spread of COVID-19 and related federal, state and local restrictions have caused the closure of the Company’s principal offices, and has limited access to the Company’s facilities and books and records, resulting in limited support from and access to key personnel and professional advisors, as well as communications and similar delays among such persons. The spread of COVID-19 has also caused disruptions in communications and interactions between the Company and certain of its lenders, some of whom are reviewing forecasted covenant compliance. These disruptions and limited support have, in turn, delayed the Company’s ability to complete its financial reporting process and complete the Annual Report.

On March 4, 2020, the Securities and Exchange Commission (the “SEC”) issued an order (Release No. 34-88465) (the “Original Order”), acknowledging that COVID-19 may present challenges to registrants with significant operations in affected areas, or located in those areas, in terms of timely meeting certain of their obligations under federal securities laws. The Original Order therefore provided relief to eligible companies from standard filing deadlines of up to 45 days, subject to the conditions set forth in the Order. On March 25, 2020, the SEC issued an amended order, which superseded the Original Order (the “Amended Order”), recognizing that public companies and other market participants continue to face challenges in meeting the reporting and proxy delivery requirements of the federal securities laws in a timely manner as a result of COVID-19, and therefore extended relief for up to 45 days for all filings due on or before July 1, 2020. On March 31, 2020, however, the SEC issued additional guidance indicating that the relief provided under the Amended Order would not be available to registrants that had initially filed a Form 12b-25.

While the Company’s initial delay in filing the Annual Report was directly related to COVID-19 as described in its Form 12b-25 filed on March 16, 2020, the Company did not, as of March 16, 2020, have significant operations in COVID-19 affected areas as set forth in the Original Order, and therefore it did not avail itself of the relief provided for by the Original Order. As of March 31, 2020, the Company believes that it would qualify for relief under the Amended Order due to the disruptions and limited support described above, and would have elected to avail itself of such relief. However as a result of the SEC’s guidance described above, as of March 31, 2020 the Company is not eligible for the relief provided for by the Amended Order.

The Company expects to file its Annual Report after the Extended Deadline that was granted by the Form 12b-25, filed on March 16, 2020. The Company’s inability to timely file the Annual Report by the Extended Deadline cannot be eliminated by the Company without unreasonable effort or expense.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2020

SUNDANCE ENERGY INC.

By:	/s/ Cathy L. Anderson
Name:	Cathy L. Anderson
Title:	Chief Financial Officer